EXHIBIT 10.27

WILLIAMS-SONOMA, INC. 2001 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED RESTRICTED STOCK UNIT AWARD AGREEMENT

Name:	[Name]	Employee ID #:	[ID Number]

Award Date:	[Date]	Award Date FMV:	$[FMV]

Amendment and Restatement Date:	[Date]	Number of RSUs:	[NUMBER]

1.	Award. This Amended and Restated Restricted Stock Unit Award Agreement (the “Agreement”) amends and replaces your original [Date], 2006 Restricted Stock Unit Award in its entirety. Williams-Sonoma, Inc. (the “Company”) has awarded you the number of Restricted Stock Units indicated above. Under this award of Restricted Stock Units (this “Award”), each Restricted Stock Unit entitles you to receive one share of common stock (“Common Stock”) of the Company upon the terms and subject to the conditions set forth in the Company’s 2001 Long-Term Incentive Plan (the “Plan”) and this Agreement. Prior to the distribution of any shares of Common Stock, this Award represents an unsecured obligation, payable only from the general assets of the Company.

2.	[INSERT VESTING SCHEDULE]

The number of shares of Common Stock issued upon vesting will be net of shares withheld by the Company to satisfy the minimum statutorily required federal, state and local withholding obligations. Shares of Common Stock payable to you under this Award will be issued to you or, in case of your death, your beneficiary designated in accordance with the procedures specified by the Administrator. If, at the time of your death, there is not an effective beneficiary designation on file or you are not survived by your designated beneficiary, the shares will be issued to the legal representative of your estate.

3.	Termination and Certain Transactions.

(a)	If you cease to be employed due to your death, Disability or Retirement, 100% of the then-unvested Restricted Stock Units awarded hereby will vest as of the first business day of the month following the date of termination of your employment. “Retirement” is defined as having attained at least 55 years of age and at least 10 years of completed service with the Company or its subsidiaries. “Disability” is defined as any one or more of the following: (i) your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s accident and health plan covering the Company’s employees; or (iii) you have been determined to be totally disabled by the Social Security Administration.

(b)	If you cease to be employed other than due to a termination described in (a) above, all of the then-unvested Restricted Stock Units (including dividend equivalents) awarded hereby shall immediately terminate without notice to you and shall be forfeited.

[(c)	In the event of a Transaction, other than a dissolution, liquidation, or corporate reorganization of the Company, 100% of the then-unvested Restricted Stock Units awarded hereby will vest as of the first business day of the month following the effective date of the Transaction.]

4.	Dividend Equivalents. During the period beginning on the Award Date as indicated above and ending on the date that the Restricted Stock Unit is settled or terminates, whichever occurs first, you will receive cash payments based on and payable at approximately the same time as the cash dividend that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding share of Common Stock on the record date for the dividend. Dividend equivalent payments will be net of federal, state and local withholding taxes.

5.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable under this Award a number of shares necessary to satisfy the minimum statutorily required federal, state and local tax withholding obligations. Shares will be valued at their Fair Market Value when the taxable event occurs.

6.	Deferral. Subject to the Administrator’s determination that this right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, at any time at least 12 months prior to the vesting date, you may make a one-time election to defer the issuance of the Common Stock issuable with respect to all (but not less than all) of the Restricted Stock Units scheduled to vest on that date until a specified year not less than five years and not more than ten years beyond the original vesting date. In the event of such determination, the Administrator may, in its discretion, deny you this right of deferral altogether, modify such terms and/or add such requirements as it deems necessary or advisable to comply with applicable law and regulations.

7.	Timing of Payment/Section 409A.

(a)

Subject to the provisions of Section 5, any deferrals made pursuant to Section 6 and the provisions of this Section 7, shares of Common Stock will be issued in payment of the Award as soon as practicable after vesting (but no later than two-and-one-half months after the vesting date). You will have no right to receive shares under this Award unless and until the Restricted Stock Units vest. Notwithstanding the foregoing, if (x) you are a “specified employee” within the meaning of Section 409A at the time your employment terminates, and (y) the payment of your Restricted Stock Units on or following your employment termination would result in the imposition of additional tax under Section 409A, any Restricted Stock Units that would otherwise be payable on or following your employment termination date will instead be paid on the date that is six (6) months and one (1) day following your employment termination date (or such longer period as is required to avoid the imposition of additional tax under Section 409A), unless you die following your employment termination, in which case the Restricted Stock Units will be paid to your estate as soon as practicable following your death, subject to paragraph 5 and any deferrals made pursuant to Section 6.

(b)	If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units subject to this Award, the payment of such accelerated Restricted Stock Units shall, subject to the provisions of Section 5, any deferrals made pursuant to Section 6 and Section 7(c), be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in Section 2 of this Agreement (whether or not you remain employed by the Company or its Subsidiaries through such date(s)).

(c)	Subject to the provisions of Section 5 and any deferrals made pursuant to Section 6, any Restricted Stock Units subject to this Award that vest as a result of a Transaction that qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (each, a “409A Change of Control”) will be paid as soon as practicable after vesting (but no later than two-and-one-half months after the vesting date). Subject to the provisions of Section 5 and any requirements related to a deferral made pursuant to Section 6, any Restricted Stock Units subject to this Award that vest as a result of a Transaction that does not qualify as a 409A Change of Control will be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in Section 2 of this Agreement (whether or not you remain employed by the Company or its Subsidiaries through such date(s)).

(d)	For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(e)	It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units awarded hereby or the shares issued in payment thereof will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

8.	Nontransferable. You may not sell, assign, pledge, encumber or otherwise transfer any interest in the Restricted Stock Units or the right to receive dividend equivalents except as permitted by the Plan.

9.	Other Restrictions. The issuance of Common Stock under this Award is subject to compliance by the Company and you with all applicable legal requirements, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock under this Award to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933.

10.	Additional Provisions. The Restricted Stock Units awarded hereby, and this Agreement representing the terms of such Award, are subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.

11.	No Employment Agreement. Neither the award to you of the Restricted Stock Units nor the delivery to you of this Agreement or any other document relating to the Restricted Stock Units will confer on you the right to continued employment with the Company or any Affiliate.

12.	Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered, and expressly supersedes all prior understandings, whether written or oral, including the original January 6, 2006 agreement relating to this Award. You expressly warrant that you are not accepting this Award or this Agreement representing the terms of the Award in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the parties agree to work in good faith to revise this Agreement as necessary or advisable to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

[Participant Name]:

Dated: , 2007

Williams-Sonoma, Inc.:

Dated: , 2007	By:
Name:
Title: